EXHIBIT 10.28

SECOND AMENDMENT TO FOURTH AMENDED AND RESTATED SHAREHOLDERS
AGREEMENT OF ATAIROS GROUP, INC.
This Second Amendment (this “Amendment”) to the Fourth Amended and Restated Shareholders Agreement of Atairos Group Inc. dated as of April 15, 2022 with effect from December 15,2021, as amended by the First Amendment to the Fourth Amended and Restated Shareholders Agreement of Atairos Group Inc. dated as of June 2, 2023 (the “Shareholders Agreement”), is dated February 26, 2024 (the “Effective Date”) and entered into among Atairos Group, Inc., a Cayman Islands exempted company (the “Company”). Comcast AG Holdings, LLC, a Delaware limited liability company (the “Comcast Shareholder”). Atairos Partners, L.P., a Cayman Islands exempted limited partnership (the “ManagementCo Shareholder”) and Atairos Management, L.P., a Delaware limited partnership (the “Manager”). Capitalized terms used but not defined herein are used with the definitions set forth in the Shareholders Agreement.
The parties hereto agree as follows:
1.Amendment of Shareholders Agreement - Definition of “Marketable Securities”. The Shareholders Agreement is hereby amended pursuant to Section 12.03(a) thereof so that the definition of “Marketable Securities” set forth in Section 1.01(a) thereof reads in its entirety as follows (with underlined text added):
“ “Marketable Securities” mean Publicly Traded Securities that are not, when held both by the Company immediately prior to a proposed distribution and a Shareholder immediately following a proposed distribution, subject to material legal or contractual restrictions on transferability, including any volume limitations under Rule 144 of the Securities Act, and that can be freely sold without requiring registration under the Securities Act.”
2.Amendment of Shareholders Agreement - Section 8.05(b). The Shareholders Agreement is hereby amended pursuant to Section 12.03(a) thereof to amend Section 8.05(b) thereof in its entirety as follows (with underlined text added):
“Distributions in Kind. Prior to the commencement of the winding up of the Company, the Company shall not make any distributions in kind of securities unless such securities are Marketable Securities; provided that, prior to the commencement of the winding up of the Company, the Company shall not distribute Marketable Securities of any class of securities in any rolling 30-dav period in an amount that exceeds 50% of the average reported daily trading volume of such class of securities during the four weeks preceding the first day of such period. Following the commencement of the winding up of the Company, subject to Section 11.01(b), the Company may distribute in kind any securities (whether or not Marketable Securities) or other property constituting all or any portion of an Investment in such amounts as the Company shall in its reasonable discretion determine. In any distribution of property in kind, the Company shall not discriminate among the Shareholders but shall in any such distribution (i) distribute to the Shareholders property of the same type and (ii)if cash and property in kind are to be distributed simultaneously in respect of any Investment, distribute cash and property in kind in the same proportion to each Shareholder. For purposes of distributions pursuant to Section 8.02 and allocations pursuant to Section 8.07, (A) Marketable Securities shall be valued at the average of their closing sale prices on the principal securities exchange on which such securities were traded on each trading day during the five trading day period ending immediately prior to such distribution, or if such securities are not primarily traded on a securities exchange, the five day average of their closing bid prices as shown by the National Association of Securities Dealers Automated Quotation System or comparable established over-the-counter trading system consisting of the five trading day period immediately prior to such distribution and (B) all other property to be distributed in kind shall be valued at the Fair Market Value thereof determined by the Manager in its reasonable discretion on a date as near as reasonably practicable to the date of notice of such distribution.”
3.Aggregation of Learfield and TriNet Investments. The Comcast Shareholder acknowledges that Learfield Holdco, LLC (“Learfield”) has completed a recapitalization and, as a result, the Company’s investment in Learfield (the “Learfield Investment”) now consists of an investment in certain recapitalized Learfield securities (the “Recapitalized Securities”). For all purposes of the Shareholders Agreement, from and after the date hereof;
(a)All unreturned Capital Contributions in respect of the Learfield Investment shall be allocated to the Company’s Investment in TriNet Group, Inc. (the “TriNet Investment”) (i.e., the Learfield Investment and the TriNet Investment shall be deemed to be a single Investment made by the Company for purposes of Articles 8 and 11 of the Shareholders Agreement);
(b)Except as contemplated by clause 3(d) below, the Learfield Investment shall not constitute a “realized Investment” for purposes of Section 8.02 unless and until the TriNet Investment (exclusive of the Recapitalized Securities) becomes a “realized Investment” for purposes of Section 8.02, in which case both the Learfield Investment and the TriNet Investment shall constitute “realized Investments” for purposes of Section 8.02;
(c)Any Proceeds received in respect of the Learfield Investment prior to the date hereof and applied in accordance with Section 8.02 shall not be affected by this Amendment. Any Proceeds received in respect of the Learfield Investment after the date hereof shall be deemed to have been received in respect of the TriNet Investment (inclusive of the Recapitalized Securities) and shall be applied in accordance with Section 8.02 accordingly; and
(d)For purposes of applying Section 8.03(b)(ii), any partial sale or other disposition of the TriNet Investment shall be treated as two or more (as appropriate) separate Investments. In the event of any partial realization of the TriNet Investment (exclusive of the Recapitalized Securities), an equivalent share of the Learfield Investment shall also be deemed to have been partially realized (e.g., if 30% of the TriNet Investment (exclusive of the Recapitalized Securities) becomes realized, then 30% of the Learfield Investment shall similarly become realized) for purposes of applying the provisions of Section 8.03(b)(ii). In the event of any realization of the Recapitalized Securities, the Proceeds of such realization shall be applied first to recover any remaining unrecovered Capital Contributions in respect of (x) the TriNet Investment and the Learfield Investment (on an aggregate combined basis) and all related Priority Return and then (y) Management Fee and Qualifying Company Expenses allocable to the TriNet Investment and the Learfield Investment (on an aggregate combined basis) and all related Priority Return, and to the extent any of such Proceeds remain available for distribution after such recovery, such remaining Proceeds shall be distributed in accordance with Section 8.02 (and, for the avoidance of doubt, the distribution of such remaining Proceeds shall reflect such prior recovery).
(e)For purposes of calculating the amounts distributable in respect of the Priority Return and the recovery of Management Fee and Qualifying Company Expenses (including the Priority Return in respect of such recovery) related to the Learfield Investment, all such amounts shall be calculated as if due and payable on September 30, 2023 and shall not increase after such date.
4.    Payment. On or immediately following the Effective Date of this Amendment, in consideration of the agreement of the Atairos Shareholder and the Manager to the amendments set forth herein, the Comcast Shareholder shall make a one-time payment to the Manager in the amount of $2,500,000. For all purposes of the Shareholders Agreement, such payment shall not constitute any Capital Contribution made by Comcast Shareholder or any payment (including any Management Fee payment) made by the Company to the Manager and shall not affect Comcast Shareholder’s obligations under the Shareholders Agreement, including, without limitation, Comcast Shareholder’s Capital Commitment or Available Capital Commitment.
5.    Governing Law. This Amendment, and all claims arising under or in connection therewith, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws rules of such state.
6.    Miscellaneous. Except as provided herein, all terms and conditions of the Shareholders Agreement remain in full force and effect. In connection with any controversy or claim arising out of or relating to this Amendment: (x) the liability of each party; (y) the manner of dispute resolution; and (z) the apportionment of costs and expenses (including attorneys fees) shall, in each instance, be determined in the same manner as if such controversy or claim had arisen under the Shareholders Agreement, as amended hereby.
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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed and delivered as of the date first above written.
COMPANY:

ATAIROS GROUP, INC.
By:	/s/ Clare McGrory
Name: Clare McGrory
Title: Chief Financial Officer

MANAGER:

ATAIROS MANAGEMENT, L.P.
By:	Atairos Family GP, LLC, its general partner

By:	/s/ Clare McGrory
Name: Clare McGrory
Title: Chief Financial Officer

SHAREHOLDERS:

COMCAST AG HOLDINGS, LLC
By:	/s/ Marc A. Rockford
Name: Marc A. Rockford
Title: Senior Vice President

ATAIROS PARTNERS, L.P.
By:	Atairos Family GP, LLC, its general partner

By:	/s/ Clare McGrory
Name: Clare McGrory
Title: Chief Financial Officer
Signature Page to Second Amendment to 4th AAR Shareholders Agreement of Atairos Group, Inc.